RESTATED CERTIFICATE OF INCORPORATION

                            OF

                     THE CLOROX COMPANY



     This corporation was originally incorporated on September 5, 1986.

ARTICLE ONE

     The name of the corporation is THE CLOROX COMPANY

ARTICLE TWO

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

ARTICLE THREE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

     The total number of shares of stock which the corporation shall have authority to issue is 755,000,000, consisting of 750,000,000 shares of Common Stock having a par value of $1.00 per share and 5,000,000 shares of Preferred Stock having a par value of $1.00 per share.

     The board of directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

ARTICLE FIVE

     The business and affairs of the corporation shall be managed by the board of directors which shall consist of not less than 9 persons. The exact number of directors shall be fixed from time to time by, or in the manner provided in, the by-laws of the corporation and may be increased or decreased as therein provided. Directors of the corporation need not be elected by ballot unless required by the by-laws. The board of directors is authorized to adopt, amend or repeal the by-laws.

ARTICLE SIX

Part I

Vote Required For Certain Business Combinations

     A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly provided in Part II of this Article
Six, the following transactions:

            (i) or any Subsidiary any merger or consolidation of this corporation (as hereinafter defined) into or with

               (a)     any Interested Stockholder (as
hereinafter defined); or

               (b)     any other corporation (whether or not
it is an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of this corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of more than ten percent (10%) of the Fair Market Value of the consolidated total assets of this corporation; or

          (iii) the issuance or transfer by this corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of this corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property having an aggregate Fair Market Value of more than ten percent (10%) of the Fair Market Value of the consolidated total assets of this corporation; or

          (iv) the adoption of any plan or proposal for the liquidation of this corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested
Stockholder; or

          (v) any reclassification of this corporation's securities (including any reverse stock split), or recapitalization of this corporation, or any merger or consolidation of this corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of this corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of stock of this corporation entitled to vote regularly in the election of directors (the "Voting Stock") voting as a single class (it being understood that for purposes of this Article Six, each share of the Voting Stock other than Common Stock shall have the number of votes granted to it pursuant to Article Four of this Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. The term "Business Combination" as used in this Article Six shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of Part I.

Part II

When Higher Vote Is Not Required

     The provisions of Part I of this Article Six shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs
A and B are met:

     A. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

     B. All of the following conditions shall have been met:

          (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

               (a) (if applicable) the highest per share price paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

               (b)     the Fair Market Value per share of
Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article Six as the "Determination Date"), whichever is higher.

          (ii) The aggregate amount of the cash and the Fair Market Value on the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to every class of outstanding Voting
Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

               (a)     (if applicable) the highest per
share price paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

               (b)     (if applicable) the highest
preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation; or

               (c)     the Fair Market Value per share of
such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

          (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting
Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

          (iv)     After such Interested Stockholder has
become an Interested Stockholder except as approved by a majority of the Disinterested Directors, there shall have been:

               (a)     no failure to declare and pay at the
regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock, if any; and

               (b)     no reduction in the effective annual
rate of dividends paid on the Common Stock.

          (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

Part III

Certain Definitions

     For the purpose of this Article Six:

     A. A "person" shall mean any individual, firm, corporation or other entity.

     B.     "Interested Stockholder" shall mean any person
(other than this corporation, any Subsidiary or any compensation plan of this corporation) who or which:

          (i)     is the beneficial owner, directly or
indirectly, of more than 5% of the voting power of the outstanding Voting Stock; or

          (ii) is an Affiliate of this corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than five percent (5%) of the voting power of the then outstanding Voting Stock; or

          (iii)     is an assignee of or has otherwise
acquired or succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C. A person shall be a "Beneficial Owner" of any Voting Stock:

          (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

          (ii) which such person or any of its Affiliates or Associates has:

               (a)     the right to acquire (whether such
right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or

               (b)     the right to vote pursuant to any
agreement, arrangement or understanding; or

          (iii)     which are beneficially owned, directly
or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph B of this
Part III, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Part III but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities
Exchange Act of 1934, as in effect on March 1, 1984.

     F. "Subsidiary" means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this
Part III, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity securities is owned, directly or indirectly, by this corporation.

     G. "Disinterested Director" means any member of the board of directors of this corporation (the "Board") who is unaffiliated with the Interested Stockholder by whom or on whose behalf, directly or indirectly, the Business Combination is proposed or was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with such Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested
Directors then on the Board.

     H.     "Fair Market Value" means:

          (i)     In the case of stock, the highest
closing sale price during the 30-day period immediately preceding the date in question of a share of such stock as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange, registered under the Securities Exchange Act of 1934 on which stock is listed, or, if such stock is not listed on such an exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, and

          (ii) in the case of property other than cash or stock valued under (i) above, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

     I. In the event of any Business Combination in which this corporation is the surviving corporation, the phrase
"consideration other than cash to be received" as used in clauses (i) and (ii) of paragraph B of Part II of this Article
Six shall include the Fair Market Value of the shares of Common Stock and/or the shares of any other class of outstanding
Voting Stock retained by the holders of such shares.

Part IV

Powers of The Board of Directors

     A majority of the Disinterested Directors of this corporation shall have the power and duty to determine for the purposes of this Article Six, on the basis of information known to them after reasonable inquiry:

     A.     whether a person is an Interested Stockholder;

     B. the number of shares of Voting Stock beneficially owned by any person;

     C. whether a person is an Affiliate or Association of another; and

     D. whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this corporation or any Subsidiary in any Business
Combination has, an aggregate Fair Market Value of more than ten percent (10%) of the Fair Market Value of the consolidated total assets of this corporation.

Part V

Fiduciary Obligations

     Nothing contained in this Article Six shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Part VI

Amendment Or Repeal

     The provisions set forth in this Article Six may not be amended or repealed in any respect, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the then outstanding Voting Stock, voting as a single class.

ARTICLE SEVEN

     Action shall be taken by stockholders of the corporation only at annual or special meetings of stockholders and stockholders may not act by written consent.

ARTICLE EIGHT

Part I

Right To Indemnification

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of this corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General
Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article Eight or otherwise. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with a lesser or the same scope and effect as the foregoing indemnification of directors and officers.

Part II

Right of Claimant To Bring Suit

     If a claim under Part I of this Article Eight is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

Part III

Non-Exclusivity Of Rights

     The rights conferred on any person by Parts I and II of this Article Eight shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Restated
Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Part IV

Insurance

     The corporation may maintain insurance, at its expense, to protect itself and any such director or officer of the corporation or of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE NINE

     A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     This Restated Certificate of Incorporation of THE
CLOROX COMPANY was adopted by The Board of Directors of this corporation in accordance with Section 245 & 242 of the General Corporation Law of the State of Delaware.
It restates. integrates and further amends the provisions of this corporation's Certificate of Incorporation.

                                  THE CLOROX COMPANY



     Date:  November 19, 1999    By: /S/ G. C. SULLIVAN
                                     G.C. Sullivan
                                     Chairman of the Board and
                                     Chief Executive Officer



                              Attest: /S/ PETER D. BEWLEY
                                      Peter D. Bewley
                                      Secretary


     THE UNDERSIGNED, the duly elected, and qualified
Assistant Secretary of THE CLOROX COMPANY, a Delaware corporation, does hereby certify the foregoing to be the Restated Certificate of Incorporation of said Corporation.



     Date:  November 19, 1999      /S/ THOMAS W. HUCKABY
                                   Thomas W. Huckaby